PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 29 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                              May 15, 2001
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes

                            -----------------------


     We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:          $110,000,000

Maturity Date:             May 18, 2004

Interest Accrual Date:     May 18, 2001

Interest Payment Dates:    Each February 18, May 18, August 18 and November 18,
                           commencing August 18, 2001

Initial Interest Rate:     To be determined on the business day immediately
                           preceding the original issue date

Base Rate:                 Federal Funds Rate

Index Maturity:            One day

Spread (Plus or Minus):    Plus 0.47% per annum

Index Currency:            N/A

Interest Payment Period:   Quarterly

Specified Currency:        U.S. Dollars

Issue Price:               100%

Settlement Date
   (Original Issue Date):  May 18, 2001

Initial Interest Reset
   Date:                   May 19, 2001

Interest Reset Dates:      Each business day except the business day immediately
                           preceding each interest payment date

Interest Reset Period:     Daily

Interest Determination
   Dates: The business day immediately preceding each interest reset date

Reporting Service:         Telerate Page 120

Book Entry Note or
   Certificated Note:      Book Entry Note

Senior Note or
   Subordinated Note:      Senior Note

Agent:                     Morgan Stanley & Co. Incorporated

Calculation Agent:         The Chase Manhattan  Bank

Minimum Denomination:      $1,000

CUSIP:                     61745ERN3


Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER